Exhibit 10.3

OFF THE HOOK YS, INC

EMPLOYMENT AGREEMENT - EXEMPT EMPLOYEE

THIS EMPLOYMENT AGREEMENT (the “Agreement” ) is entered into on May 9, 2025, (the “Execution Date” ), by and between Off The Hook YS, Inc. a Nevada corporation, whose principal place of business is 1701 Jel Wade Dr, Wilmington, NC 28401 (the “Company”, or “Employer”) and Jason Ruegg, an individual whose mailing address is [          ] (the “Employee”). This Agreement shall become effective only upon the completion of the Company’s Initial Public Offering (IPO) (the “Effective Date”). No obligations under this Agreement, including the commencement of employment, shall arise until the Effective Date.

RECITALS

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Company and Employee agree as follows:

TERMS

1. Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement, commencing on the Effective Date.

2. Term. The term of Employee’s employment under this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, automatically renewing for successive one (1) year periods unless terminated in accordance with this Agreement (the “Term”).

3. Duties.

a.	Position. During the Term, Employee will serve as President of the Company. Subject to the direction of the Board of the Company. Employee will perform all duties commensurate with his position and such other tasks as may be assigned to him by the Board of Directors of the Company (the “Board”). If requested by the Company, Employee will serve as an officer or director of any subsidiary of the Company, without additional compensation, provided, however, that if Employee is asked to serve as a director of any subsidiary of the Company, Employee may refuse to accept, or resign from, such appointment without causing a breach of this Agreement by Employee. If asked to serve as an officer or director of a subsidiary of the Company, Employee will be provided those officer and director indemnifications provided to other officers and directors of the Company and any such subsidiary.

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b.	Full Time and Attention. During the Term, Employee will devote his/her full business time and energies to the business and affairs of the Company and its subsidiaries and will use his/her best efforts, skills and abilities solely to promote the interests of the Company and its subsidiaries and to diligently and competently perform his duties, all in a manner in compliance with all applicable laws and regulations and in accordance with applicable policies and procedures adopted or amended from time to time by the Company, including, without limitation, the Company Employee Handbook, a copy of which Employee acknowledges having received. Notwithstanding the foregoing, Employee may serve as a director on up to two and not more than two boards of directors of other companies, so long as such service does not interfere with Employee’s performance of Employee’s duties to the Company. Employee’s primary place of employment shall be at the Company’s primary place of business in Wilmington, NC; however, Employee agrees and acknowledges that a material part of the time devoted to his duties and position hereunder will require that Employee travel from time to time on behalf of the Company.

4. Compensation and Benefits.

a.	Salary. During the Term of this Agreement, the Employee shall be paid an initial base salary (the “Base Salary”) paid twice monthly, at an annualized rate of Five Hundred Thousand Dollars ($500,000).

b.	Performance Bonus. The amount of the annual bonus payable to Employee for a year (if any) shall be based upon the targets and performance goals set forth in Appendix A to this Agreement (the “Bonus Targets”), as may be amended from time to time by the Compensation Committee and the Board of Directors, in their sole discretion. The Compensation Committee and the Board of Directors, in their sole discretion, may also award additional compensation to the Employee for outstanding performance or achievement. Any bonuses payable pursuant to this Section 4(b) shall be referred to herein as Performance Bonuses. If the Employee’s employment terminates prior to December 31 of any year, the Employee shall be entitled to a pro-rata bonus for such partial calendar year, as determined by the Compensation Committee in its sole discretion.

c.	Pay Increase. The Employee’s base salary may be increased at any time, at the Company’s sole discretion, based on the Employee’s performance, contributions to the Company, and other factors deemed relevant by the Employer. Any such increase shall be communicated to the Employee in writing and shall take effect on a date determined by the Employer.

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d.	Benefits. During the Term, Employee will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance, a 401(k) plan, and an Employee Stock Ownership Plan. The Company retains the right to terminate or amend any such plans from time to time in its sole discretion. For more information, refer to the Off The Hook YS Employee Handbook.

e.	Cost of Living Adjustment. The Employee’s base salary shall be subject to an annual Cost of Living Adjustment (the “COLA”) based on the Consumer Price Index (CPI) for All Urban Consumers (CPI-U) for the previous year. The COLA shall be calculated as a percentage increase and shall take effect on the first day of each calendar year.

f.	Stock Options or Restricted Stock. Under this Agreement, the Employee’s compensation may include stock options or restricted stock to be issued in accordance with the Company’s ESOP stock incentive plan. Specific details about the issuance of these equity awards, such as the grant date, vesting schedule, and strike price. Employee shall refer to this appendix and the 2025 Equity Incentive Plan for more information.

g.	Vacation. The Company offers its employees two different time-off plans: Paid Time Off (“PTO”) and Responsible Time Off (“RTO”). The RTO plan is offered to benefit-eligible exempt employees in the United States, while the accrued PTO plan is offered to non-exempt (hourly) employees in the United States. Please refer to the Off The Hook YS Employee Handbook for specific details on each plan, including eligibility criteria and accrual rates. We are committed to providing our employees with comprehensive and competitive benefits packages, including generous time-off policies, to support their well-being and work-life balance.

h.	Holidays. The Company shall provide the Employee with a certain number of paid holidays each calendar year, as determined by the U.S. federal holidays designated by Congress. While the specific observance dates may change from year to year, all Federal bank and market holidays shall be observed by the Company as paid vacation days.

i.	Business Expense Reimbursement. The Company will reimburse Employee, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all pre-approved and reasonable out-of-pocket travel and other expenses actually incurred or paid by Employee during the Term in the performance of his/her services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

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j.	Cell Phone Usage Reimbursement. The Employee will receive a $125 monthly stipend for business use of their personal cell phone. The stipend doesn’t cover the device cost or the full monthly bill. To qualify, the Employee must agree to the Bring Your Own Device Policy. This policy covers data protection, security, and acceptable use. By accepting the stipend, the Employee agrees to comply with the policy and use their phone in line with company standards.

k.	Withholding. All payments under this Agreement will be subject to applicable taxes and required withholdings.

5. Background. Off The Hook YS understands the importance of creating a safe and secure work environment for all employees. As such, the Company reserves the right to conduct background investigations and/or reference checks on all potential employees. Please note that any job offer extended by the Company is contingent upon the successful completion of such checks.

6. Policies. Off The Hook YS employees are expected to follow the company’s rules and standards to create a safe and respectful workplace for everyone. To ensure compliance with these standards, employees will receive a copy of the Off The Hook YS Employee Handbook, along with other relevant company policies, such as Regulation FD and Insider Trading Policies. The employee acknowledges that the terms of this contract are subject to and incorporates the policies and procedures set forth in the company’s employee handbook and any other applicable policies, which the employee agrees to review and abide by. The contract will not become effective until the employee signs and acknowledges receipt of the employee handbook and any other applicable policies.

7. Representations of Employee. Employee represents and warrants that he/she is not, (i) a party to any enforceable employment agreement or other arrangement, whether written or oral, with any past employer, that would prevent or restrict Employee’s employment with the Company; (ii) a party to or bound by any agreement, obligation or commitment, or subject to any restriction, including, but not limited to, confidentiality agreements, restrictive covenants or non-compete and non-solicitation covenants, except for agreements with the Company or its affiliates; or (iii) involved with any professional endeavors which in the future may possibly adversely affect or interfere with the business of the Company, the full performance by Employee of his duties under this Agreement or the exercise of his best efforts hereunder.

8. Intellectual Property. Any and all material eligible for copyright or trademark protection and any and all ideas and inventions (“Intellectual Property”), whether or not patentable, in any such case solely or jointly made, developed, conceived or reduced to practice by Employee (whether at the request or suggestion of any officer or employee of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which arise from the fulfillment of Employee s duties hereunder and which may be directly or indirectly useful in the business of the Company will be promptly and fully disclosed in writing to the Company. The Company will have the entire right, title and interest (both domestic and foreign) in all such Intellectual Property, which is the sole property of the Company. All papers, drawings, models, data and other materials relating to any such idea, material or invention will be included in the definition of Confidential Information, will remain the sole property of the Company, and Employee will return to the Company all such papers, and all copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, upon the earlier of the Company s request thereof, or the expiration or termination of Employee’s employment hereunder. Employee will execute, acknowledge and deliver to the Company any and all further assignments, contracts or other instruments the Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of the Agreement and to vest in the Company each and all of the rights of the Company in the Intellectual Property.

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9. Restrictive Covenant and Non-Disclosure of Confidential Information.

a.	Non-Compete Agreement. The Employee acknowledges and agrees that Company and its subsidiary and affiliated companies (collectively, the “Companies”) existing or contemplated businesses (collectively, the “Business”) has invested significant time, effort, and resources into developing its business relationships, proprietary information, and competitive advantage. To protect these interests, the Employee agrees that, for a period of two (2) years following the termination of their employment for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly:

(i) Employment with Competitors. Engage in, own, manage, operate, control, be employed by, consult for, or otherwise participate in any business that competes with the Company’s business as conducted at the time of termination (“Competitive Business Activities”).

(ii) Employment with Clients or Business Partners. Accept employment with, provide services to, or otherwise engage in any business relationship with any existing client, customer, vendor, supplier, distributor, contractor, or other business partner of the Company with whom the Employee had contact or knowledge of during their employment.

(i) Solicitation of Clients. Solicit, divert, or attempt to induce any client or customer of the Company to discontinue, reduce, or modify their business relationship with the Company.

(iv) Solicitation of Employees. Solicit or encourage any employee, consultant, or contractor of the Company to terminate their relationship with the Company.

b.	Non-Disclosure of Proprietary Information. The Employee acknowledges that they may have access to confidential and proprietary information of the Company (“Proprietary Information”). During the Restricted Period, the Employee shall not use or disclose any Proprietary Information for their own benefit or for the benefit of any client, competitor, or third party engaged in Competitive Business Activities.

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For the purposes of this Agreement, “Proprietary Information” includes, but is not limited to, trade secrets, financial information, pricing structures, business strategies, marketing plans, research and development data, operational processes, client lists, supplier agreements, and any other confidential business information not generally known to the public. The Employee agrees that all documents, records, and materials containing such information shall be returned to the Company upon termination of employment.

c.	Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.	Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations or other business organizations with whom the Company has conducted business.

e.	Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the business of the Company at the time of termination.

f.	Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 9(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, because of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

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g.	Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 9(a) and (b) shall survive the termination of this Agreement and the Employee’s employment with the Company.

h.	Remedies.

(i)	The Employee acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 9(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 9(a) or (b), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

(ii)	The Employee acknowledges that the granting of a temporary injunction, temporary restraining order, or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 9(a) or (b) and consequently agrees, upon proof of any such breach, to granting of injunctive relief prohibiting any form of competition with the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

i.	Prohibition on Undisclosed Transactions and Conflicts of Interest

The Employee agrees that, during the Term of this Agreement, they shall not, directly or indirectly, engage in, participate in, or benefit from any transaction, agreement, or business opportunity that is related to or competitive with the business of the Company, unless such engagement has been fully disclosed in writing to the Company and expressly approved in advance by the Board of Directors. This includes, but is not limited to, accepting commissions, fees, equity, or other compensation in connection with any business opportunity that falls within the scope of the Company’s current or planned operations. Any failure to disclose such arrangements shall be deemed a material breach of this Agreement and grounds for immediate termination for cause.

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10. Reasonable Restrictions. The parties acknowledge and agree that the restrictions set forth in Sections 8 and 9 of this Agreement are reasonable for the purpose of protecting the value of the business and goodwill of the Companies. It is the desire and intent of the parties that the provisions of Sections 8 and 9 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of Sections 8 or 9 are adjudicated to be invalid or unenforceable, then such section will be deemed amended to delete such provision or portion adjudicated to be invalid or unenforceable; provided, however, that such amendments apply only with respect to the operation of such section in the particular jurisdiction in which such adjudication is made.

11. Breach or Threatened Breach. The parties acknowledge and agree that the performance of the obligations under Section 8 and 9 by Employee are special, unique and extraordinary in character, and that in the event of the breach or threatened breach by Employee of the terms and conditions of Sections 8 and 9, the Companies will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law and in equity, to obtain damages for any breach of Sections 8 or 9 or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from breaching or attempting to breach Sections 8 or 9. In the event the Company believes that the Employee has breached Employee s obligations under Sections 8 or 9, or threatens to do so, it shall promptly provide the Employee written notice of such belief setting forth the basis for its belief and, (unless under exigent circumstances, as determined by the Company at its sole discretion, it would harm the Companies to delay the institution of legal proceedings) five (5) business days to respond to the notice, prior to the initiation of legal proceedings.

If Employee breaches or violates any of the provisions of Sections 8 or 9, the running of the Period of Non-Compete will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorney fees, costs, expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profit, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this Section.

12. Termination. The Employee s employment under this Agreement may be terminated upon the occurrence of any of the events described in, and subject to the terms of this Section 12:

a.	Death. Immediately and automatically upon the death of Employee.

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b.	Disability. At the Company’s option, immediately upon written notice if Employee suffers a permanent disability, meaning any incapacity, illness or disability of Employee which renders Employee mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) days, or one hundred twenty (120) days (whether or not consecutive), during the Term, as reasonably determined by the Company.

c.	Termination for Cause. At the Company s option, immediately upon notice to Employee, upon the occurrence of any of the following events:

(i)	Employee being convicted of any felony (whether or not against the Company or its subsidiaries or affiliates);

(ii)	a material failure of Employee to perform Employee s responsibilities after ten (10) days written notice given by an executive officer of the Company to Employee, which notice shall identify the Employee s failure in sufficient detail and grant Employee an opportunity to cure such failure within such ten (10) day period;

(ii)	a breach by Employee of any of his obligations under the Agreement;

(iv)	any material act of dishonesty or other misconduct by Employee against the Company or any of its subsidiaries or affiliates; or

(v)	a material violation by Employee of any of the policies or procedures of the Company or any of its subsidiaries or affiliates, including without limitation the set forth in Off The Hook YS Company Employee Handbook, provided, however, that if such violation is curable, then Employee will be given ten (10) days written notice and the opportunity to cure such violation.

d.	Termination Without Cause. At the Company s option for any reason, or no reason, upon five (5) days written notice to Employee given by the CEO or Board of Directors.

e.	Termination With Good Reason. At Employee’s option, upon the occurrence of any of the following:

(i)	a material diminution in the Employee’s base compensation or Performance Bonus opportunity or benefits;

(ii)	a material diminution in the Employee s authority, duties, or responsibilities;

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(iii)	a material diminution in the budget over which the Employee retains authority;

(iv)	a change in the geographic location to one outside North Carolina at which the Employee must perform the services under this Agreement; or

(iv)	any other action or inaction that constitutes a material breach by the Company of this Agreement.

For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Employee’s termination of employment for Good Reason occurs within 2 years following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Employee provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

f.	Payments After Termination. If Employee s employment hereunder is terminated for the reasons set forth in Sections 12(a) or 12(b), then Employee or Employee’s estate will receive the Base Salary and any Performance Bonus earned through the date of death or disability, and all of Employee s stock options and restricted stock shall immediately vest. If the Company terminates Employee’s employment hereunder for the reasons set forth in Section 12(c), then (i) Employee will receive his Base Salary through the date of termination and (ii) Employee will forfeit any entitlement that Employee may have to receive any Performance Bonus. If Employee s employment hereunder is terminated for the reason set forth in Section 12(d) or 12(e), then (i) Employee will receive his Base Salary, his Average Performance Bonus (as defined below) and benefits set forth in Section 4(b) hereof (collectively, with the payment of the Base Salary and Average Performance Bonus, the Severance Benefits ), over a period of twelve (12) months from the date of termination (the Severance Period ). The Average Performance Bonus shall mean the average of the Performance Bonuses the Employee has received during the last three complete calendar years for which the Employee was an employee of the Company. The Severance Benefit shall be payable in accordance with the Company s payroll procedures and subject to applicable withholdings, and subject to Employee complying with the obligations set forth in Section 8 and 9. Any severance benefits payable to Employee also shall be conditioned upon Employee s execution of a general release of claims in a form to be provided by the Company, and the release becoming effective within 45 days after the date on which Employee s employment terminates. Payment of any severance benefits shall be delayed until the 46th day following the date on which Employee’s employment terminates (the “Payment Commencement Date”), and any severance benefits that are so delayed shall be paid on the Payment Commencement Date.

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g.	General. Notwithstanding anything to the contrary set forth in this Agreement, the provision of payments after termination in accordance with the provisions of Section 12 (f) above, shall not be a bar to the Employee s continued entitlement from the Company of (i) reimbursements of proper expenses, (ii) expense allowances, (iii) vested benefit and welfare entitlements; (iv) unemployment compensation, (v) workers compensation benefits, (vi) accrued vacation time (if consistent with Company policy), and (vii) Base Salary through date of termination. Notwithstanding anything in this Agreement to the contrary, if Employee is employed by the Company for an entire calendar year and is terminated for any reason prior to the payment of the Performance Bonus for that year, if any, the Company hereby agrees to pay Employee any Performance Bonus that he would have otherwise been entitled to for that prior year, simultaneous with the payment of such bonuses to the Company s employees, and (viii) continued vesting of options and restricted stock as may be provided in accordance with the provisions of this Agreement or any incentive plan. Upon payment by the Company of the amounts described in Section 12(f) and this Section 12(g), Employee will not be entitled to receive any further compensation or benefits from the Company.

h.	Change in Control. In the event of loss of employment due to Change of Control, employee will be entitled to all owed salary and benefits, as per the terms of Section 12(d), Termination by the Company Other than for Cause.

13. Indemnification. The Employee shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee’s employment with the Company, subject to all the provisions of Nevada and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Certificate of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Certificate of Incorporation, and Nevada law. To the extent that any such payments by the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws may be subject to repayment by the Employee pursuant to the provisions of the Company’s Certificate of Incorporation or Bylaws, or pursuant to Nevada or Federal law, such repayment shall be due and payable by the Employee to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Employee’s employment with the Company and as to which Employee has been covered by such applicable provisions.

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14. Miscellaneous.

a.	Survival. The provisions of this Agreement shall survive the termination or expiration of this Agreement for any reason.

b.	Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter of this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, expressed or implied, between the parties other than as set forth in this Agreement.

c.	Modification. This Agreement may not be amended or modified, or any provision waived, unless in writing and signed by both parties.

d.	Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

e.	Successors and Assigns. This Agreement may not be assigned or the duties delegated unless in writing and signed by both parties, except for any assignment by the Company occurring by operation of law or the transfer of substantially all of the Company s assets. Subject to the foregoing, this Agreement will inure to the benefit of, and be binding upon, the parties and their heirs, beneficiaries, personal representatives, successors and permitted assigns.

f.	Notices. Any notice, demand, consent, agreements, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered personally by independent courier, or (iii) transmitted by facsimile, to the parties at the addressee as follows (or at such other addresses as will be specified by the parties by like notice).

If to Employee, then to:

If to the Company, then to:

1701 Jel Wade Dr, Wilmington, NC 28401

Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addresses (with the return receipt, the courier delivery receipt or the telecopier answer back confirmation being deemed conclusive evidence of such delivery) or at such time as deliver is refused by the addressee upon presentation.

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g.	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable will be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

h.	Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts will collectively be deemed to constitute a single binding agreement.

i.	Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer, or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

j.	Governing Law; Venue. This Agreement will be governed by the laws of the State of North Carolina, without regard to its conflicts of law principles. Employee consents to the jurisdiction of any state or federal court located within the State of North Carolina, agrees that such courts shall be the exclusive jurisdiction for any suit, action, or legal proceeding arising directly or indirectly out of this Agreement, and consents that all service of process may be made by registered or certified mail directed to Employee at the address in Section 14(f) of this Agreement. Employee waives any objection which Employee may have based on lack of personal jurisdiction or improper venue or forum non-conveniens to any suit or proceeding instituted by the Company under this Agreement in any state or federal court located within North Carolina and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. This provision is a material inducement for the Company to enter into this Agreement with Employee.

k.	Participation of Parties. The parties acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement and Exhibit “A” from the commencement of negotiations at all times through execution. Therefore, the parties agree that this Agreement and Exhibit “A” will be interpreted and construed without reference to any rule requiring that this Agreement and Exhibit “A” be interpreted or construed against the party causing it to be drafted.

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l.	Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties will be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

m.	Waiver of Jury Trial. EACH OF THE COMPANY AND EMPLOYEE WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.

n.	Right to Setoff. The Company will be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to Employee under this Agreement or otherwise the amount of any obligations of Employee to the Company under this Agreement that are not paid by Employee when due. In the event of any such setoff, the Company will promptly provide the Employee with a written explanation of such setoff, and an opportunity to register a written protest thereof.

o.	Litigation: Prevailing Party. In the event of any litigation, administrative proceeding, arbitration, mediation or other proceeding with regard to this Agreement, the prevailing party will be entitled to receive from the non-prevailing party and the non-prevailing party will pay upon demand all court costs and all reasonable fees and expenses of counsel and paralegals for the prevailing party.

p.	Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

q.	Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

r.	Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

s.	Superseding Agreement. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, and constitutes the entire understanding between the parties. Any changes to this Agreement must be in writing and signed by both parties. If there is any conflict between this Agreement and any other document or agreement related to the subject matter, this Agreement shall prevail.

t.	Approval of Named Officers. Notwithstanding any provision to the contrary, any compensation, incentive, or benefit arrangement for Named Officers of the company shall be deemed effective only upon the express approval of the Board of Directors, following a recommendation from the Compensation Committee

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EXECUTED as of the date set forth in the first paragraph of this Agreement.

THE EMPLOYEE

By:	/s/ Jason Ruegg
Jason Ruegg

THE COMPANY

OFF THE HOOK YS, INC.

By:	/s/ Brian S. John
Brian S. John, CEO

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APPENDIX A

Bonus Targets and Performance Goals

This Appendix sets forth the performance metrics and bonus structure applicable to the Employee’s annual Performance Bonus as referenced in Section 4(b) of the Agreement.

Bonus Structure:

Bonuses to be determined by the Compensation Committee and Board annually.

Commissions:

Sale Type	Buy side	Sell Side
Wholesale	5%	5%
Brokerage Deal	0%	10%
New Boat Sale	0%	10%

16